Exhibit 99(b)



                       FORM 11-K


           SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549


     (Mark One)

     [X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]


     For the year ended       December 31, 1994
                        ------------------------------------

                           OR

     [ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


     For the transition period from             to
                                    -----------    ---------

     Commission file number       33-50283
                            --------------------------------




            LONG-TERM STOCK SAVINGS PLAN OF
               PHILLIPS PETROLEUM COMPANY
                (Full title of the Plan)




               PHILLIPS PETROLEUM COMPANY
             (Name of issuer of securities)




             Bartlesville, Oklahoma                  74004
     (Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements
     --------------------

Financial statements of the Long-Term Stock Savings Plan of
Phillips Petroleum Company, filed as part of this annual report, are listed in the accompanying index.

(b)  Exhibits
     --------

Exhibit 1  Consent of Ernst & Young LLP.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Long-Term Stock Savings Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 LONG-TERM STOCK SAVINGS PLAN
                                 OF PHILLIPS PETROLEUM COMPANY

                                    /s/ D. R. Divelbiss
                                 -----------------------------
                                        D. R. Divelbiss
                                             Member
                                    Long-Term Stock Savings
                                         Plan Committee

June 27, 1995

- -----------------------------------------------------------------
Index To Financial Statements        Long-Term Stock Savings Plan
And Schedules                       Of Phillips Petroleum Company


                                                             Page

Report of Independent Auditors .............................   3


Financial Statements

  Statements of Net Assets Available for Benefits at December 31, 1994 and 1993

      Total Plan ...........................................   4
      Fund EP ..............................................   6
      Fund K ...............................................   8
      Fund L ...............................................  10
      Temporary Fund .......................................  12


  Statements of Changes in Net Assets Available for
    Benefits for the Years Ended December 31, 1994,
    1993 and 1992

      Total Plan ...........................................   5
      Fund EP ..............................................   7
      Fund K ...............................................   9
      Fund L ...............................................  11
      Temporary Fund .......................................  13


  Notes to Financial Statements ............................  14


Supplemental Schedules

  Schedule of Assets Held for Investment Purposes at
    December 31, 1994 ......................................  18

  Schedule of Reportable Transactions for the Year Ended
    December 31, 1994 ......................................  19

- -----------------------------------------------------------------
Report Of Independent Auditors



The Long-Term Stock Savings Plan Committee
Long-Term Stock Savings Plan of Phillips Petroleum Company


We have audited the financial statements of the Long-Term Stock Savings Plan of Phillips Petroleum Company (Plan) listed in the accompanying index to financial statements and schedules. These financial statements are the responsibility of the Long-Term Stock Savings Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements listed in the accompanying index to financial statements and schedules present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1994 and 1993, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1994, and reportable transactions for the year ended December 31, 1994, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1994 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1994 basic financial statements taken as a whole.

                                    /s/ ERNST & YOUNG LLP
                                        -----------------
                                        ERNST & YOUNG LLP
Tulsa, Oklahoma
June 27, 1995

- -----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1994          1993
                                         ------------------------

Assets
Investments
  Common stock                           $1,079,269       984,885
  Commingled fund                             4,751         7,073
- -----------------------------------------------------------------
                                          1,084,020       991,958
Company Contributions Receivable
  Funds for debt service                        249             -
  Before-tax deposits                            35            79
Interest Receivable                              41            27
- -----------------------------------------------------------------
Total Assets                              1,084,345       992,064
- -----------------------------------------------------------------

Liabilities
Securities Acquisition Loans                502,250       527,850
Interest Payable                              2,515         1,553
Stock Distributions Payable                       -            26
Securities Purchased                            250           148
Administrative Expenses Payable                 100           100
- -----------------------------------------------------------------
Total Liabilities                           505,115       529,677
- -----------------------------------------------------------------

Net Assets Available for Benefits        $  579,230       462,387
=================================================================
See Notes to Financial Statements.

- -------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company


                                        Thousands of Dollars
                                 ----------------------------------
Years Ended December 31              1994         1993         1992
                                 ----------------------------------

Additions
Company Contributions
  Funds for debt service         $ 11,797        6,605       13,216
  Basic allocation requirements        56          286          188
  Before-tax deposits               5,988        6,449        6,501
- -------------------------------------------------------------------
                                   17,841       13,340       19,905
- -------------------------------------------------------------------
Investment Income
  Dividends                        37,527       38,514       39,445
  Interest                            337          321          363
  Net appreciation                126,928      134,935       40,582
- -------------------------------------------------------------------
                                  164,792      173,770       80,390
- -------------------------------------------------------------------
Other                                   -            -           20
- -------------------------------------------------------------------
Total Additions                   182,633      187,110      100,315
- -------------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries
    Common stock                   41,698       31,869       32,598
    Cash                               27           20           29
- -------------------------------------------------------------------
                                   41,725       31,889       32,627
Interest Expense                   23,965       19,496       24,015
Administrative Expense                100          100          100
- -------------------------------------------------------------------
Total Deductions                   65,790       51,485       56,742
- -------------------------------------------------------------------

Net Increase                      116,843      135,625       43,573

Net Assets Available for
  Benefits
Beginning of Year                 462,387      326,762      283,189
- -------------------------------------------------------------------

End of Year                      $579,230      462,387      326,762
===================================================================
See Notes to Financial Statements.

- -----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                          FUND EP


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1994          1993
                                         ------------------------

Assets
Investments
  Common stock                             $183,106       170,772
  Commingled fund                                12            10
- -----------------------------------------------------------------
                                            183,118       170,782
Interest Receivable                               1             1
- -----------------------------------------------------------------
Total Assets                                183,119       170,783
- -----------------------------------------------------------------

Liabilities
Stock Distributions Payable                       -            18
Administrative Expenses Payable                 100           100
- -----------------------------------------------------------------
Total Liabilities                               100           118
- -----------------------------------------------------------------

Net Assets Available for Benefits          $183,019       170,665
=================================================================


Number of Units                          31,621,315    33,285,802
Unit Value                                  $5.7878        5.1272
- -----------------------------------------------------------------
See Notes to Financial Statements.

- -------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company

                                                            FUND EP


                                        Thousands of Dollars
                                 ----------------------------------
Years Ended December 31              1994         1993         1992
                                 ----------------------------------

Additions
Investment Income
  Dividends                      $  6,465        6,734        7,185
  Interest                              3            2            4
  Net appreciation                 22,230       24,082        7,800
- -------------------------------------------------------------------
                                   28,698       30,818       14,989
Other                                   -            -           20
- -------------------------------------------------------------------
Total Additions                    28,698       30,818       15,009
- -------------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries
    Common stock                   16,234       15,407       19,100
    Cash                               10           16           14
- -------------------------------------------------------------------
                                   16,244       15,423       19,114
Administrative Expense                100          100          100
- -------------------------------------------------------------------
Total Deductions                   16,344       15,523       19,214
- -------------------------------------------------------------------

Net Increase (Decrease)            12,354       15,295       (4,205)

Net Assets Available for
  Benefits
Beginning of Year                 170,665      155,370      159,575
- -------------------------------------------------------------------

End of Year                      $183,019      170,665      155,370
===================================================================
See Notes to Financial Statements.

- -----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                           FUND K


                                           Thousands of Dollars
                                         ------------------------
At December 31                                1994           1993
                                         ------------------------

Assets
Investments
  Common stock                             $40,260         31,758
  Commingled fund                              311            503
- -----------------------------------------------------------------
                                            40,571         32,261
Due from Temporary Fund                        536            602
Interest Receivable                              2              1
- -----------------------------------------------------------------
Total Assets                                41,109         32,864
- -----------------------------------------------------------------

Liabilities
Securities Purchased                           250            148
Stock Distributions Payable                      -              1
- -----------------------------------------------------------------
Total Liabilities                              250            149
- -----------------------------------------------------------------

Net Assets Available for Benefits          $40,859         32,715
=================================================================

Number of Units                         29,183,701     26,428,925
Unit Value                                 $1.4000         1.2379
- -----------------------------------------------------------------
See Notes to Financial Statements.

- -------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company

                                                             FUND K


                                        Thousands of Dollars
                                  ---------------------------------
Years Ended December 31              1994         1993         1992
                                  ---------------------------------

Additions
Allocation of Deposits and
  Earnings from Temporary
  Fund                            $ 6,005        6,463        6,518
- -------------------------------------------------------------------
Investment Income
  Dividends                         1,295        1,134          904
  Interest                             16           12           13
  Net appreciation                  4,280        3,463          830
- -------------------------------------------------------------------
                                    5,591        4,609        1,747
- -------------------------------------------------------------------
Total Additions                    11,596       11,072        8,265
- -------------------------------------------------------------------

Deductions
Distributions to (refunds from)
  Participants or Their
  Beneficiaries
    Common stock                    3,451        2,278        1,883
    Cash                                1           (1)           -
- -------------------------------------------------------------------
Total Deductions                    3,452        2,277        1,883
- -------------------------------------------------------------------

Net Increase                        8,144        8,795        6,382

Net Assets Available for
  Benefits
Beginning of Year                  32,715       23,920       17,538
- -------------------------------------------------------------------

End of Year                       $40,859       32,715       23,920
===================================================================
See Notes to Financial Statements.

- -----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                           FUND L


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1994          1993
                                         ------------------------

Assets
Investments
  Common stock                             $855,903       782,355
  Commingled fund                             3,929         6,038
- -----------------------------------------------------------------
                                            859,832       788,393
Company Contributions Receivable
  Funds for debt service                        249             -
Interest Receivable                              36            24
- -----------------------------------------------------------------
Total Assets*                               860,117       788,417
- -----------------------------------------------------------------

Liabilities
Securities Acquisition Loans                502,250       527,850
Interest Payable                              2,515         1,553
Stock Distributions Payable                       -             7
- -----------------------------------------------------------------
Total Liabilities                           504,765       529,410
- -----------------------------------------------------------------

Net Assets Available for Benefits          $355,352       259,007
=================================================================


Number of Units                         137,476,120   120,191,086
Unit Value**                                $1.8728        1.6583
- -----------------------------------------------------------------
See Notes to Financial Statements.

 *The amount of total assets that was not allocated to participants at December 31, 1994 and 1993 was $602,655 thousand and $589,098 thousand, respectively.
**Unit value calculated on assets allocated to participants only.

- -------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company

                                                             FUND L


                                        Thousands of Dollars
                                 ----------------------------------
Years Ended December 31              1994         1993         1992
                                 ----------------------------------

Additions
Company Contributions
  Funds for debt service         $ 11,797        6,605       13,216
  Basic allocation requirements        56          286          188
- -------------------------------------------------------------------
                                   11,853        6,891       13,404
- -------------------------------------------------------------------
Investment Income
  Dividends                        29,767       30,646       31,356
  Interest                            301          293          329
  Net appreciation                100,418      107,390       31,952
- -------------------------------------------------------------------
                                  130,486      138,329       63,637
- -------------------------------------------------------------------
Total Additions                   142,339      145,220       77,041
- -------------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries
    Common stock                   22,013       14,184       11,615
    Cash                               16            5           15
- -------------------------------------------------------------------
                                   22,029       14,189       11,630
Interest Expense                   23,965       19,496       24,015
- -------------------------------------------------------------------
Total Deductions                   45,994       33,685       35,645
- -------------------------------------------------------------------

Net Increase                       96,345      111,535       41,396

Net Assets Available for
  Benefits
Beginning of Year                 259,007      147,472      106,076
- -------------------------------------------------------------------

End of Year                      $355,352      259,007      147,472
===================================================================
See Notes to Financial Statements.

- -----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                   TEMPORARY FUND


                                             Thousands of Dollars
                                             --------------------
At December 31                               1994            1993
                                             --------------------

Assets
Investments
  Commingled fund                            $499             522
Company Contributions Receivable
  Before-tax deposits                          35              79
Interest Receivable                             2               1
- -----------------------------------------------------------------
Total Assets                                  536             602

Liabilities
Due to Fund K                                 536             602
- -----------------------------------------------------------------

Net Assets Available for Benefits            $  -               -
=================================================================
See Notes to Financial Statements.

- -------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company

                                                     TEMPORARY FUND


                                         Thousands of Dollars
                                   --------------------------------
Years Ended December 31              1994         1993         1992
                                   --------------------------------

Additions
Company Contributions
  Before-tax deposits              $5,988        6,449        6,501
Investment Income
  Interest                             17           14           17
- -------------------------------------------------------------------
Total Additions                     6,005        6,463        6,518
- -------------------------------------------------------------------

Deductions
Allocation of Deposits and
  Earnings to Fund K                6,005        6,463        6,518
- -------------------------------------------------------------------

Net Increase                            -            -            -

Net Assets Available for
  Benefits
Beginning of Year                       -            -            -
- -------------------------------------------------------------------

End of Year                        $    -            -            -
===================================================================
See Notes to Financial Statements.

- -----------------------------------------------------------------
Notes To Financial Statements        Long-Term Stock Savings Plan
                                    Of Phillips Petroleum Company


Note 1--Plan Description

The following description of the Plan is subject to and qualified by the more complete information appearing in the Plan document.

The Plan became effective July 1, 1988, and is a defined contribution plan available to certain employees of Phillips Petroleum Company and participating subsidiaries (Company). Generally, any regular employee on the direct dollar payroll of the Company is eligible to participate, except non-managerial retail marketing outlet employees.

The Company has a trust agreement with Bankers Trust Company, 280 Park Avenue, New York, New York 10017 (Trustee). Plan investments are held by the Trustee in the Temporary Fund, Fund K, Fund L and Fund EP. Temporary Fund investments consist of specified short-term securities. Funds K, L and EP are invested primarily in common stock of Phillips Petroleum Company (Phillips Stock).

Fund L consists of Phillips Stock purchased with the proceeds of the loans described in Note 2 or with Company contributions. The Phillips Stock will be allocated to Fund L accounts of eligible participants. The Plan provides for three types of stock allocations: semiannual basic allocations, dividend replacement allocations and supplemental allocations. A basic allocation is made as of June 30 and December 31 of each year. Prior to 1999, 716,846 shares of stock will be divided among or "allocated to" the Fund L accounts of eligible participants as of each June 30 and December 31. After 1998 and through the later of 2003 or the allocation date following the date the second loan is repaid, the number of shares to be allocated semiannually will be 477,876. A participant's semiannual basic allocation is based on the ratio of the participant's Fund K before-tax deposits to all eligible participants' before-tax deposits for the allocation period (both net of Fund K withdrawals during the period). If the Company does not elect to make a special contribution and if eligible dividends from participants' Fund L or Fund EP accounts are used to make loan payments, participants will receive a dividend replacement allocation. The Plan used $12.7 million, $11.8 million and $10.8 million in dividends from participants' Fund L and Fund EP accounts and allocated 399,586 shares, 400,290 shares and 434,518 shares in dividend replacement allocations in 1994, 1993 and 1992, respectively. A supplemental allocation will be made each year-end if all shares released for allocation, based on loan payment provisions, have not been allocated.

The Company makes contributions to the Plan which, when aggregated with the Plan's dividends from Funds L and EP and interest earnings from Fund L, equal the amount necessary to enable the Plan to make its regularly scheduled payments of principal and interest due on its loans. The Company may also elect to make dividend replacement contributions to the Plan, as an alternative to utilizing the dividends from shares in Fund EP or allocated shares in Fund L. Finally, the Company may make contributions to the Plan in the amount necessary to bring the number of shares of stock released for allocation up to the level required to complete the basic allocation.

Eligible employees may elect to have their salaries reduced and before-tax deposits made by the Company on their behalf equal to one percent of pay. These deposits are held in the Temporary Fund up to 45 days, and then, with the earnings thereon, are transferred into the employee's Fund K account. The interest of participants in each fund is represented by units allocated to them.

Assets of the Employee Stock Ownership Plan of Phillips Petroleum
Company (ESOP) and the Payroll Stock Ownership Plan of Phillips
Petroleum Company (PAYSOP), which were merged into the Plan on July 1, 1988, are held in Fund EP.

Participants are always vested in their deposits and amounts credited to their accounts. Total withdrawals from Funds K, L and EP may be made upon the occurrence of specified events, including attainment of age 59 1/2 (after December 31, 1998, for Funds EP and L) or separation from service. Partial withdrawals are permitted in cases of specified financial hardship and certain other cases. For a participant who retires or becomes totally disabled, distribution will be deferred to a date not later than February of the year after the year age 70 1/2 is attained. If the participant dies, distribution to a surviving spouse beneficiary will be deferred to the second valuation date prior to the date on which the participant would have attained age 70 1/2. This deferral is revocable by the participant or the surviving spouse. Distributions to non-spouse beneficiaries may be deferred approximately five years.

A participant may elect a direct rollover of the taxable portion of most distributions to an Individual Retirement Account or another tax-qualified plan. The taxable portion of any such distribution that is not rolled over directly will be subject to 20 percent federal withholding.

The Plan is administered by the Long-Term Stock Savings Plan Committee, the members of which are appointed by the Board of Directors of Phillips Petroleum Company. Members of the Committee serve without compensation, but are reimbursed by the Company for necessary expenditures incurred in the discharge of their duties. Administrative expenses of the Plan will be paid by the Trustee from assets of the Plan to the extent allowable by law, unless paid by the Company. In 1994, 1993 and 1992, the Trustee made cash payments of $100,000 for administrative expense to Phillips from Fund EP. Plan administrative expenses of approximately $402,000, $437,000 and $406,000 were paid by Phillips to the Trustee in 1994, 1993 and 1992, respectively.


Note 2--Securities Acquisition Loans

The Plan borrowed $250 million and $400 million (Loans) in 1988 and 1990, respectively, and purchased 14,336,918 and 14,159,292 shares of common stock from Phillips Petroleum Company (Phillips), respectively. The shares are held in a Fund L suspense account until allocated to eligible participants based on the provisions of the Plan. At December 31, 1994 and 1993, the market value of unallocated shares was $598 million and $583 million, respectively.

The Loans are guaranteed by Phillips. They are being repaid through contributions made by the Company, dividends on unallocated and allocated shares and earnings on the short-term investment of contributions and dividends. Annual installments of $26 million and $25 million were paid on the 1988 borrowing in 1994 and 1993, respectively.

The $400 million loan is a fifteen-year-term bank loan. Any participating bank in the syndicate of lenders may cease to participate on November 30, 2001, by giving not less than 180 days prior notice to the Plan and Phillips. Also, each bank participating in the loan has the optional right, if the current directors of Phillips or their approved successors cease to be a majority of the Board, and upon not less than 90 days' notice, to cease to participate in the loan. Under the above conditions, such banks' rights and obligations under the loan agreement must be purchased by Phillips if not transferred to another bank of Phillips' choice. Repayment of the loan is scheduled to begin in 1999 with a $30 million installment, increasing each year through the date of maturity. An early payment of $900 thousand was made on the loan in 1993. In 1994, the Plan signed an agreement amending the 15-year-term loan under which $397 million is outstanding. The amended term loan requires repayment in annual installments beginning in 1999 and has the same maturity as the original term loan agreement entered into in 1990, but provides a lower rate of interest.

During 1994, the Plan signed a $131 million term loan agreement that was used to refinance the outstanding notes payable issued in 1988. The notes were redeemed on May 16, 1994. The new term loan requires repayment in annual installments through the year 1998, matching the maturities of the refinanced notes, but at a reduced cost. The outstanding balance was $105 million at December 31, 1994.

The Loans provide for variable interest rates. At December 31, 1994 and 1993, the rates were 5.35 percent and 2.91 percent, respectively, for the $250 million loan. The rates for the $400 million loan at December 31, 1994 and 1993, were
6.38 percent and 3.63 percent, respectively.


Note 3--Investments

Phillips Stock is valued at the New York Stock Exchange closing quoted market price. For commingled funds, cost and market value are the same.


Note 4--Tax Status

The Internal Revenue Service (IRS) determined on September 27, 1991, that the Plan, as amended through November 9, 1990, is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under
Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. A determination letter application was filed with the IRS in 1994, with an updated IRS determination letter expected in 1995. The Committee is not aware of any activity that would affect the qualified status of the Plan.

- ------------------------------------------------------------------------------
Schedule Of Assets Held For                    Long-Term Stock Savings Plan Of
Investment Purposes                                 Phillips Petroleum Company
Item 27a                                              EIN 73-0400345, Plan 022



At December 31, 1994

                     Description of investment           Thousands of Dollars
Identity of issue,   including maturity date,           ----------------------
borrower, lessor,    rate of interest, collateral,      Historical    Current
or similar party     par or maturity value                 Cost        Value
- ------------------   --------------------------------   ----------   ---------

Phillips Petroleum   32,954,825 shares of common
  Company*           stock, $1.25 par value               $692,158   1,079,269

Bankers Trust        4,750,734 units of participation
  Company*             in BT Pyramid Government
                       Securities Cash Fund                  4,751       4,751
- ------------------------------------------------------------------------------
                                                           $696,909  1,084,020
==============================================================================
*Party-in-interest

- ------------------------------------------------------------------------------
Schedule Of Reportable Transactions            Long-Term Stock Savings Plan Of
Item 27d                                            Phillips Petroleum Company
                                                      EIN 73-0400345, Plan 022



Year Ended December 31, 1994

                                                    Thousands of Dollars
                      Total       Total       --------------------------------
                      number of   number of                       Gain or
Identity of party     purchases   sales                   Value   (loss) as a
involved and          during the  during the  Value of    of      result of
description of asset  plan year   plan year   purchases*  sales*  transactions
- --------------------  ----------  ----------  ----------  ------  ------------

Bankers Trust
  Company General
  Employee Benefit
  Trust, BT Pyramid
  Government
  Securities Cash
  Fund                    194          301      $61,685   64,007        -
- ------------------------------------------------------------------------------
*This is also the current value at time of transaction.

                                                      Exhibit 1




                 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-50283) pertaining to the Long-Term Stock Savings Plan of Phillips Petroleum Company and in the related Prospectus of our report dated June 27, 1995, with respect to the financial statements and schedules of the Long-Term Stock Savings Plan of Phillips Petroleum Company included in this Annual Report (Form 11-K) for the year ended December 31, 1994.





                                    /s/ ERNST & YOUNG LLP
                                        -----------------
                                        ERNST & YOUNG LLP
Tulsa, Oklahoma
June 27, 1995